THE BEAR STEARNS COMPANIES INC.
                                  IncomeNotesSM
            With Maturities of Nine Months or More from Date of Issue

Registration No. 333-104455
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 5
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated June 19, 2003)
Trade Date: July 28, 2003
Issue Date: July 31, 2003
The date of this Pricing Supplement is July 28, 2003


   CUSIP#     Interest Rate Maturity Date   Price to    Discounts &  Reallowance    Dealer             Interest
                                             Public     Commissions                               Payment Frequency
----------------------------------------------------------------------------------------------------------------------------
  07387EAM9       4.80%       7/15/2013      100.00%       1.50%        0.200%      98.90%               Semi
  07387EAN7       5.32%       7/15/2018      100.00%       2.00%        0.350%      98.40%             Monthly
  07387EAP2       5.57%       7/15/2023      100.00%       2.50%        0.350%      98.00%             Monthly


                                           Subject to Redemption
                   First
    First        Interest                                                                     Aggregate
   Interest       Payment    Survivor's                                                       Principal
 Payment Date     Amount       Option   Yes/No         Date and Terms of Redemption            Amount      Net Proceeds
----------------------------------------------------------------------------------------------------------------------------
  1/15/2004       $22.00        Yes       No                        N/A                       $336,000       $330,960


                                                Commencing  7/15/2006  and on the  interest
  8/15/2003        $2.22        Yes       Yes   payment dates  thereafter  until  Maturity,   $572,000       $560,560
                                                the  Notes may be called in whole at par at
                                                the option of the  Company on ten  calendar
                                                days notice.


                                                Commencing  7/15/2008  and on the  interest
  8/15/2003                                     payment dates  thereafter  until  Maturity,
                                                the  Notes may be called in whole at par at
                   $2.32        Yes       Yes   the option of the  Company on ten  calendar   $883,000       $860,925
                                                days notice.

At May 31, 2003:

o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).

The distribution of IncomeNotes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.